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                                                                     Exhibit 5.1

                   [Letterhead of Gibson, Dunn & Crutcher LLP]

                                January 22, 2003

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, CA 95134

         Re:      Registration Statement on Form S-8 of Cadence Design Systems,
                  Inc.

Ladies and Gentlemen:

                  We refer to the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by Cadence Design Systems, Inc., a Delaware corporation (the "Company"), with respect to the proposed offering by the Company of up to 1,614,092 shares (the "Shares") of its common stock, $0.01 par value per share (the "Common Stock"), subject to issuance by the Company upon exercise of options granted under the BTA Technology, Inc. 1995 Stock Plan; the BTA-Ultima, Inc. 1995 Stock Option Plan; the BTA Technology, Inc. 1999 Stock Option Plan; the Celestry Design Technologies, Inc. 2001 Stock Option Plan; and the Celestry Design Technologies, Inc. 2001 Executive Stock Plan (the "Plans"). The options issuable under the Plans were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 12, 2003, by and among the Company, Manatee, Inc., a California corporation and wholly-owned subsidiary of the Company, Celestry Design Technologies, Incorporated, a California corporation and Richard Ding, as Shareholder Agent.

                  We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents, and have made such other factual and legal investigations, as we deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

                  Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plans, the Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

                  We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purpose of our opinions set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the DGCL, as it presently exists and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                             Very truly yours,

                                             /s/ GIBSON, DUNN & CRUTCHER LLP